UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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EXXON MOBIL CORPORATION

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The following communications may appear from time to time in or on ExxonMobil corporate social media channels.

ExxonMobil EU Twitter	Source	Visual
#Hydrogen has the potential to be an essential cost-effective tool in the #technology helping address the #DualChallenge. Looking forward to today’s @ftlive Hydrogen Summit https://bit.ly/32y9Dwv	FT Event webpage https://hydrogen.live.ft.com/	Image from FT Live

ExxonMobil EU Twitter	Source	Visual
ICYMI we recently announced a new proposal to create a #CCS Innovation Zone in Houston to help meet the goals of the #ParisAgreement. Learn more here: https://exxonmobil.co/32wQTO0	Energy Factor article on CCS project https://energyfactor.exxonmobil.com/insights /partners/houston-ccs-hub/	Video from EM tweet

ExxonMobil EU LinkedIn	Source	Visual
We recently announced a new proposal to create a #CCS Innovation Zone in Houston to help meet the goals of the Paris Agreement. As the global leader in CCS, having cumulatively captured more anthropogenic CO2 around the world than anyone else, we’re uniquely positioned to help advance this technology. Learn more here: https://exxonmobil.co/32wQTO0	Energy Factor article on CCS project https://energyfactor.exxonmobil.com/insights/partners/houston-ccs-hub/	Video from EM tweet

Philippe Ducom LinkedIn Personal Profile	#CCS is one of the technologies that is helping to reduce emissions globally. It’s great to see another game-changing proposal from the business to move forward in this area. Read more in the article below, and through #EnergyFactor here: [LINK TO EF BLOG]
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Re-share of corporate LinkedIn asset:

https://www.linkedin.com/posts/exxonmobil_how-can-carbon-capture-and-storage-be-deployed-activity-6790244445880102913-T3ha

[OMNIPRESENT] -Joe Blommaert, President of ExxonMobil Low Carbon Solutions

“We believe the time is right for an “Innovation Zone” approach to dramatically accelerate carbon capture and storage progress. And we think Houston is the perfect place for such a concept.”

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